                                              Exhibit 11
                                              ----------

                                  New England Business Service, Inc.
                            Statement Re Computation of Per Share Earnings
                                (In Thousands Except Per Share Data)
                                           (unaudited)
                                              Three Months Ended
                                             Sept. 26,   Sept. 27,
                                                1998       1997
                                              --------   --------

Net Income                                 (a)  $5,478     $5,961



BASIC WEIGHTED AVERAGE SHARES OUTSTANDING  (b)  14,327     13,646
  Plus incremental shares from assumed
  conversion of stock options                      480        305
                                              --------   --------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING(c)  14,807     13,951
                                              ========   ========
PER SHARE AMOUNTS:
Basic Earnings Per Share             (a)/(b)  $    .38   $    .44
                                              ========   ========
Diluted Earnings Per Share           (a)/(c)  $    .37   $    .43
                                              ========   ========
